PROVIDENCE ENERGY CORPORATION

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        January 18, 1996



     The annual meeting of the shareholders of Providence Energy
Corporation will be held at the Inn at the Crossings, 800 Greenwich Avenue, Warwick, Rhode Island, on Thursday, January 18, 1996 at 10 o'clock a.m., for the following purposes:

     (1) To elect four directors for terms expiring at the time of the 1999 annual meeting.

     (2) To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on December 4, 1995 will be entitled to notice of and to vote at the annual meeting.



                    ALYCIA L. GOODY, Secretary


Providence, Rhode Island
December 20, 1995



     IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.














                  PROVIDENCE ENERGY CORPORATION

            PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                        January 18, 1996



     This proxy statement has been prepared in connection with the solicitation on behalf of the Board of Directors of Providence Energy Corporation (the "Corporation") of proxies in the accompanying form to be used at the annual meeting of the shareholders of the Corporation to be held January 18, 1996. The cost of such solicitation will be borne by the Corporation. Solicitation of proxies will be by mail, except for some personal solicitations which may be made by regular officers and employees of the Corporation, without special compensation. Any shareholder giving a proxy will have the right to revoke it at any time prior to the voting thereof, by giving the Secretary notice in writing of such revocation. Any shareholder may also revoke his or her proxy in person by so notifying the Secretary at the annual meeting. Unless a proxy received by the Board of Directors is so revoked, the shares represented by such proxy will be voted at the annual meeting in accordance with the specifications made thereon.

     The address of the principal offices of the Corporation is 100 Weybosset Street, Providence, Rhode Island 02903. The approximate date upon which this proxy statement and related proxies are first to be sent to shareholders is December 20, 1995.


                        VOTING AT MEETING

     Only shareholders of record at the close of business on December 4, 1995 will be entitled to notice of and to vote at the annual meeting, and each such shareholder will be entitled to one vote for each share registered in such shareholder's name. On December 4, 1995, there were 5,691,825 shares of the common stock of the Corporation outstanding and entitled to be voted at the annual meeting.














                       ELECTION OF DIRECTORS


     The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. The terms of office of Messrs. John H. Howland, Douglas H. Johnson and Romolo A. Marsella will expire at the time of the 1996 annual meeting, and the Executive Committee of the Board of Directors has nominated Messrs. Howland, Johnson and Marsella for re-election at the annual meeting, to serve for terms expiring at the 1999 annual meeting. In addition, the Executive Committee of the Board of Directors has nominated William Kreykes for election as a director at the annual meeting, also to serve for a three-year term.

     It is intended that stock in respect of which proxies are given pursuant to this solicitation will be voted for the election of Messrs. John H. Howland, Douglas H. Johnson, William Kreykes and Romolo A. Marsella as members of the Board of Directors for terms expiring at the time of the 1999 annual meeting. In the event that any of such nominees should become unavailable for election, which is not now expected, a substitute nominee or nominees may be designated by the Board of Directors. Cumulative voting is not permitted in the election of directors.

     Certain information with respect to the nominees to be presented at the annual meeting and the directors whose terms of office will continue after the annual meeting is as follows:

      Name and Age               Principal Occupation

Gilbert R. Bodell,Jr.......(65)  Chairman and former President,
                                 Frontier Manufacturing
                                 Company (textiles);former Vice
                                 President, Valley Lace Co. and
                                 Esten Dyeing and Finishing Co.,
                                 Inc.

      Director Since(1)          Expiration of Term

          1980                        1998

      Name and Age               Principal Occupation

James H. Dodge ...........(55)   Chairman since January 1992 and
                                 President and Chief Executive
                                 Officer of the Corporation since
                                 August 1990

      Director Since(1)          Expiration of Term

          1991                        1997

      Name and Age               Principal Occupation

John H. Howland ...........(49)  President and Chief Operating
                                 Officer, Original Bradford Soap
                                 Works, Inc.

      Director Since(1)          Expiration of Term

          1993                        1996


      Name and Age               Principal Occupation

Douglas H. Johnson .......(52)   Since October 1991: Vice
                                 President and Managing Partner,
                                 Van Leesten & Johnson, Inc.
                                 (business and urban planning
                                 consultants); from 1980 to
                                 October 1991: President and
                                 Chief Executive Officer, Peerless
                                 Precision, Inc. (aerospace
                                 manufacturing company)

      Director Since(1)          Expiration of Term

          1993                        1996


      Name and Age               Principal Occupation

Dorothy G. Kramer ........(70)   Retired Senior Vice President,
                                 Treasurer and Corporate Secretary,
                                 Taco, Inc. (manufacturers of
                                 pumping, heat transfer and
                                 hydronic control equipment)

      Director Since(1)          Expiration of Term

          1976                        1997


      Name and Age               Principal Occupation

William Kreykes...........(57)   President and Chief Executive
                                 Officer, Lifespan Corporation
                                 (health care system)


      Director Since(1)          Expiration of Term




      Name and Age               Principal Occupation

Paul F. Levy..............(45)   From 1992 to 1995, Visiting
                                 Lecturer, and from September 1995
                                 to present, Adjunct Professor,
                                 Massachusetts Institute of
                                 Technology; from 1987 to 1992:
                                 Executive Director,
                                 Massachusetts Water Resources
                                 Authority (a public authority)

      Director Since(1)          Expiration of Term
          1995                          1998

      Name and Age               Principal Occupation

Romolo A. Marsella .......(54)   President, Marsella Development
                                 Corporation (real estate
                                 development)

      Director Since(1)          Expiration of Term

          1993                        1996


      Name and Age               Principal Occupation

M. Anne Szostak............(45)  Since April 1994: Senior Vice
                                President, Fleet Financial Group;
                                 since 1991: Chairman, and from
                                 1991-1994: President and Chief
                                 Executive Officer, Fleet Bank of
                                 Maine; and from 1988-1991: Vice
                                 President, Fleet Financial Group

      Director Since(1)          Expiration of Term
          1995                          1998

      Name and Age               Principal Occupation

Kenneth W. Washburn.......(58)   Chairman and President, Union
                                 Wadding Company (manufacturers of
                                 non-woven textiles)

      Director Since(1)          Expiration of Term

          1975                        1997

      Name and Age               Principal Occupation

W. Edward Wood............(54)   Since May 1991: President, BDS
                                 Management Group (management and
                                 consulting services to a variety
                                 of private businesses); from
                                 November 1990 to May 1991: Chief
                                 of Staff to Governor-elect and
                                 Governor of Rhode Island; from
                                 January to November 1990: Chief
                                 of Staff, Phoenix Associates III
                                 (private investment group).

      Director Since             Expiration of Term
          1995                          1998

(1) The dates before 1981 set forth in this table reflect the years in which certain of the directors were elected directors of The Providence Gas Company ("Providence Gas"), which became a wholly-owned subsidiary of the Corporation on February 1, 1981.

     None of the directors' employers (other than Providence Gas) is an affiliate of the Corporation.

     Except as noted in the foregoing table, all of the directors have been engaged in their present principal occupations in the same or similar capacities during the past five years.

     The Board of Directors held a total of 11 meetings during the fiscal year ended September 30, 1995.

     The Board has a Finance and Audit Committee, formerly called the Audit Committee, consisting of Mrs. Kramer and Messrs. Bodell, Levy and Marsella. The Finance and Audit Committee has responsibility for overseeing the establishment and maintenance of effective internal financial and audit controls; for recommending to the Board the engagement of, and thereafter evaluating the performance of, the Corporation's independent auditors; for making recommendations to the Board with respect to the maintenance of adequate working capital; and for monitoring compliance by officers and employees with the Corporation's code of ethics.

     The Board has an Executive Committee, consisting of Messrs. Bodell, Dodge, Howland, Levy, Washburn and Wood. The Executive Committee is generally authorized to exercise all of the powers of the Board between meetings of the Board, with certain exceptions. The Executive Committee also makes recommendations to the Board with respect to the nomination of new directors.

     The Board also has a Human Resources and Planning Committee, formerly the Compensation Committee, consisting of Ms. Szostak and Messrs. Howland, Johnson and Washburn. The Human Resources and Planning Committee is responsible for ensuring the maintenance by the Corporation of a human resources system which will attract and retain high quality and experienced management; for monitoring compliance by the Corporation's officers and employees with the highest standards of fairness, honesty and integrity; for approving salary increases for officers; for overseeing arrangements for and making recommendations to the Board with respect to management advancement and succession; and for making recommendations to the Board with respect to the adoption of, and to monitor the execution of, a strategic plan for the Corporation.

     Lastly, the Board has a Public Policy Committee, consisting of Messrs. Johnson, Levy, Marsella and Wood, which is responsible for reviewing and overseeing the implementation of the Corporation's public policies, regulatory strategy and legislative initiatives.

     During the fiscal year ended September 30, 1995, the Finance and Audit Committee held three meetings; the Executive Committee held two meetings; the Human Resources and Planning Committee held one meeting and the Public Policy Committee held one meeting. Each director attended at least 75 percent of the meetings of the Board of Directors and of the committees upon which he or she served.

     The members of the Board of Directors of the Corporation and of the Executive, Finance and Audit, Human Resources and Planning and Public Policy Committees of the Board also constitute the Board of Directors of Providence Gas and the corresponding committees of that Board. The Directors of the Corporation (who are also directors of Newport America Corporation, another wholly-owned subsidiary of the Corporation) receive annual retainers of $7,000 (except for Mr. Dodge) plus $500 for attendance at each meeting or set of concurrent meetings of the Boards of Directors of the three corporations. The chairmen of the various committees receive an additional $500 annually for serving in such capacity. Members of committees of the several boards (other than members who are full-time employees of the Corporation or of Providence Gas) receive $400 for attendance at each meeting or set of concurrent meetings of such committees.

     Directors who are not full-time employees of the Corporation are awarded stock options annually on the first business day of each calendar year, the number of shares of the Corporation's common stock covered by such options being determined, in the case of each director, by dividing his or her annual compensation for services as a director during the preceding year by the closing trading price of the shares on the American Stock Exchange on the last trading day of the preceding year. The closing price on the next business day is the exercise price of the option. The term of each option is 10 years, but no option is exercisable during the first year following its date of grant.

     Options for an aggregate of 8,042, 7,117, and 8,017 shares of common stock were granted during fiscal years 1995, 1994 and 1993, respectively, to the Corporation's Directors. The option prices were $15.625, $19.00, and $16.375 per share, respectively.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Corporation and Providence Gas have established lines of credit with five banks, including Fleet Bank. M. Anne Szostak, a director, is an officer of Fleet Financial Group, the parent of Fleet Bank. The highest outstanding borrowings during the year ended September 30, 1995 from Fleet Bank under the lines of credit and under additional credit facilities were $15 million. The terms of such lines of credit and of the borrowings under such additional credit facilities were obtained in arm's length transactions.
                      EXECUTIVE COMPENSATION

     The following sets forth the compensation paid by the Corporation to the Chief Executive Officer and the four other most highly compensated executive officers of the Corporation for services rendered during the last three fiscal years.

                        SUMMARY COMPENSATION TABLE

                                                Long Term Compensation
                 Annual Compensation         Awards    Payouts
  (a)      (b)      (c)      (d)   (e)    (f)      (g)   (h)       (i)
  Name                             Other   Restricted Securities
  and                              Annual  Stock Underlying LTIP All Other
Principal                         Compen- Award(s)Options/PayoutsCompensation
Position Year Salary($) Bonus($)(1) sation($) ($)(1)  SARs  ($)  ($)(2)


James H. Dodge        1995 $248,843 $40,200  0      $26,800    0 $12,401
Chairman,             1994 $243,679 $44,142  0      $29,428    0 $ 9,399
President and         1993 $226,486 $44,251  0      $29,500    0 $ 8,399
Chief Executive
Officer

Robert W. Owens       1995 $142,518 $23,877  0      $10,233    0 $ 7,063
Vice President        1994 $140,051 $24,426  0      $13,153    0 $ 4,410
Operations            1993 $131,398 $26,523  0      $11,367    0 $ 3,722


James DeMetro         1995 $142,518 $23,877  0      $10,233    0 $ 3,719
Vice President        1994 $140,029 $24,426  0      $13,153    0 $ 2,182
Energy                1993 $128,959 $26,382  0      $11,307    0 $ 1,652
Services


William D. Mullin     1995 $121,957 $17,875  0      $ 7,660    0 $ 5,464
Vice President        1994 $121,591 $16,678  0      $ 8,981    0 $ 4,703
Corporate Relations   1993 $115,700 $19,191  0      $ 8,225    0 $ 4,135


Gary S. Gillheeney    1995 $112,311 $18,670  0      $ 8,002    0 $ 4,912
Vice President,       1994 $ 97,694 $17,033  0      $ 9,171    0 $ 2,871
Financial and         1993 $ 80,998 $13,465  0      $ 5,771    0 $ 2,157
Information Services,
Treasurer and
Assistant Secretary

(1) Represents the value of cash awards made (column (d)) and restricted stock awards to be made (column (f)) under the Corporation's 1992 Performance and Equity Incentive Plan (the "Plan"). The cash awards were paid in December 1993, 1994 and 1995. The restricted stock awards for 1993 were paid on March 1, 1994; the awards for 1994 were paid on April 24, 1995; and the awards for 1995 will be awarded in March 1996 in the form of shares of common stock of the Corporation valued at the average of the closing prices for such shares on the American Stock Exchange on the last five trading days of February. The stock portions of the awards will not vest until the expiration of five years from the date of grant, and each grant is subject to forfeiture in the event that the recipient is not employed by the Corporation or a subsidiary throughout the five-year period. Notwithstanding, earlier vesting may occur at the discretion of the Board of Directors and will occur upon the happening of certain events, including the termination of the recipient's employment by reason of his or her death or disability, or a "change in control" of the Corporation, as defined in the Plan.

(2)Consists of (i) premiums paid under a group life insurance plan for insurance on officers' lives and attributable to term life insurance coverage, and (ii) contributions to the Corporation's Voluntary Investment Plan. Such premiums and contributions for fiscal year 1995 were as follows:
                                            Voluntary Investment
                  Life Insurance Premiums           Plan


    Mr. Dodge            $7,781                   $4,620
    Mr. Owens            $2,293                   $4,770
    Mr. DeMetro          $2,293                   $1,426
    Mr. Mullin           $1,941                   $3,523
    Mr. Gillheeney       $  946                   $3,966

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal
Year-End Option/SAR Values

    No options were exercised during the last fiscal year by any of the executive officers named in the Summary Compensation Table. No stock appreciation rights have been issued by the Corporation. The following table reflects the value of unexercised options held by the named executive officers at fiscal year end:

  (a)         (b)          (c)          (d)           (e)
                                                     Value of
                                       Number of  Unexercised In-
                                      Unexercised    the-Money
                                       Options/      Options/
                                       SARs at       SARs at
                                       FY-End(#)     FY-End($)
                                       Exercisable/ Exercisable/
          Shares Acquired Value        Unexercis-   Unexercis-
Name      on Exercise (#) Realized ($) able(1)      able (1)

Mr. Dodge      None            N/A        15,000       $5,625
Mr. Owens      None            N/A         5,000       $2,625
Mr. DeMetro    None            N/A         3,000       $6,375
Mr. Mullin     None            N/A         3,000       $1,750
Mr. Gillheeney None            N/A         none          N/A

(1) All options are exercisable.

HUMAN RESOURCES AND PLANNING COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

Executive Compensation Design

     The Corporation's compensation policies are designed to provide competitive levels of compensation integrating pay with the Corporation's performance goals, reward above average corporate performance, recognize individual initiatives and achievements, and assist the Corporation in attracting and retaining qualified executives in the competitive market in which the Corporation operates.

     The Corporation's executive compensation philosophy embodies the following principles:

     -- utilizes significant at-risk compensation to meet market pay norms
     -- evaluates success through a balance of
        ratepayer,shareholder and company criteria
     -- utilizes a combination of internal and external
        performance criteria to evaluate success
     -- limits executive salary to market norms
     -- promotes executive stock ownership and retention
     -- promotes shared accountability and team success while recognizing individual contribution.

     Compensation for officers consists of two components: base salary and potential for awards of cash and common stock in accordance with the Corporation's Performance and Equity Incentive Plan, which was approved by the directors in 1992 and by the shareholders at the 1993 annual meeting. The Corporation's current compensation philosophy does not include the award of stock options to officers, the last such grant having been made in 1992.



     The Corporation's target total direct compensation potential, consisting of base salary, cash and stock-based variable pay is designed to achieve external market norms for gas utilities of comparable scope and complexity. Total direct compensation is designed to exceed market norms when the Corporation's results surpass target levels. The Corporation's external gas utility market "model" consists of:

     -- gas utilities, which are investor-owned and freestanding
     -- gas utilities, of a revenue size primarily spanning
        approximately $75 to $300 million
     -- gas utilities, which are headquartered primarily in the Northeast region of the United States.

     The compensation of the Corporation's officers is established by the Board of Directors based on recommendations of the Human Resources and Planning Committee (the "Committee").

Base Salary

     The base salaries of the Corporation's officers are capped at levels intended to reflect the approximate medians of salaries payable to the officers' peers in positions of comparable responsibility within the natural gas distribution industry. Officers are compensated within a fixed compensation band, based on their contributions to the Corporation's performance goals rather than on their individual grade levels, thereby permitting flexibility in changing officers' assignments without the attendant problems associated with movement between grade levels.

Incentive Compensation

     Under the Corporation's Performance and Equity Incentive Plan annual awards in the forms of cash and common stock of the Corporation are paid as compensation to officers based on individual and corporate performance as measured against established goals and objectives. There are three primary categories for the granting of awards under the Plan, namely ratepayer interests, shareholder interests and Committee/Management discretion. The first two categories, ratepayer interests and shareholder interests, are measured quantitatively by reference to the Corporation's performance (as described below). There are also three levels of award participation (threshold, target and maximum) based on achievement of performance goals of the Corporation.

     Included within the ratepayer interests category, which is weighted at 40 percent, are the following two performance criteria, which have been assigned equal weight:

     -- actual three-year average gas cost per thousand cubic
        feet (Mcf) versus regional peer group (20 percent)
     -- actual three-year operations and maintenance expense per customer versus regional peer group (20 percent).

     Included within the shareholder interests category, which is weighted at 40 percent, are the following two performance criteria, which have been assigned equal weight:

     -- actual annual net income as compared to budget on a one-year basis, absent normalization for the effect of weather (20 percent)
     -- actual annual return on equity versus national peer group
        (20 percent).

     The third category, Committee/Management discretion, is weighted at 20 percent and is an annual assessment of the individual contribution of each officer. The Committee makes that assessment with regard to Mr. Dodge. Mr. Dodge makes that assessment in consultation with the Committee with regard to the other officers.

     The awards made and to be made under the Incentive Plan to the officers named in the Summary Compensation Table for the 1995fiscal year are set forth in the Table.

CEO Compensation

     Consistent with its approach to offer competitive compensation for all executive officers, the Committee arrived at the fiscal year 1995 salary for Mr. Dodge by reviewing market compensation survey results provided by an independent compensation consultant. The Committee also considered Mr. Dodge's successful efforts in restructuring the Corporation, and the leadership he provided in the continuing development of a long-range strategic direction for the Corporation.

      In addition, $67,000 has been or will be paid under the Incentive Plan to Mr. Dodge for 1995 fiscal year results as set forth in the Summary Compensation Table. The Committee arrived at this aggregate award by considering the five performance categories set forth in the Incentive Plan. In respect to fiscal 1995 results, the five performance categories were assessed as follows: 1) Three-year average gas costs fell between threshold and target and improved over fiscal 1994's results. 2) Three-year average operations and maintenance expenses per customer were approximately on target and improved over fiscal 1994's results. 3) Net income failed to achieve the 1995 threshold due to unusually warm weather. 4) One-year return on equity relative to a national peer group fell between threshold and target and declined only one point from the previous year. 5) The Committee evaluated Mr. Dodge's personal results as at target for the Board discretion component. In reaching this conclusion the Committee considered the Corporation's ability to control costs and hence generate sufficient earnings to cover the dividend despite unusually warm weather, the progress realized in implementing the Corporation's strategic business plans, and Mr. Dodge's demonstrated leadership skills. The aggregate fiscal 1995 incentive award for Mr. Dodge represents 27 percent of fiscal 1995 salary or three-quarters of the target incentive award. The Committee determined Mr. Dodge's fiscal 1995 incentive award would be divided 60-40 percent between cash compensation and restricted common stock.

John H. Howland, Chairman
Douglas H. Johnson
M. Anne Szostak
Kenneth W. Washburn


          [To Appear above the heading of the five year graph]

      Set forth below is a graph comparing the total returns (assuming reinvestment of all dividends) of investments in the Corporation's common stock, the Standard & Poor's Composite Index of 500 Stocks and Edward D. Jones & Co. Natural Gas Distribution Index. The graph assumes $100 invested on September 30, 1990 in the common stock and in each of the indices.

         Comparison of Five Year Cumulative Total Return
        Providence Energy Corporation, S&P 500 Index and
      Edward D. Jones & Co. Natural Gas Distribution Index

           [Five Year Performance Graph-See Form SE]

Certain Compensation Arrangements


     Providence Gas has entered into agreements with certain of its executive officers, including Messrs. DeMetro, Dodge, Gillheeney, Mullin and Owens, pursuant to which each of them is employed by Providence Gas for an indefinite period, subject to termination by either party on 30 days notice to the other. In the case of termination by Providence Gas of any executive officer without cause, that officer will be entitled to continuance of his or her compensation over the ensuing 12 months.

     If following a "Change in Control" there has been a "Change in Employment Conditions" prior to the exercise by an officer of his or her termination rights under his or her agreement, or if the termination of employment of the officer by the Company is without cause, the officer is entitled to be paid an amount equal to (i) the aggregate of his or her base compensation paid or payable with respect to the 36 months of employment next proceeding the date of termination plus (ii) the aggregate of the amounts paid or payable under the Corporation's Performance and Equity Incentive Plan (or such other incentive plan of the Corporation as may be in effect from time to time) for the three full fiscal years next preceding the date of termination. Such amount is payable over the 24 month period next following the date of termination.

     A Change in Control is defined in the agreements as, generally, any transfer of all or substantially all of the assets of Providence Gas, certain reorganizations of the Corporation, and the acquisition by any person of the beneficial ownership of 30 percent or more of the common stock of Providence Gas or the Corporation. A Change in Employment Conditions is defined in the agreements as, in general, any substantial change in the nature of the officer's employment by Providence Gas, including any substantial change in his or her position, duties, responsibilities and status with Providence Gas (other than changes occasioned by his or her retirement, permanent disability or death), any failure by Providence Gas to increase the officer's salary at a rate commensurate with the average rate of increases, from time to time, in the salaries of all of the officers of Providence Gas, or any relocation of the principal executive offices of Providence Gas or the officer's place of employment from the Providence, Rhode Island area.

     In each case, the officer's annual compensation under his or her employment agreement will be established by the Board of Directors of Providence Gas from time to time, subject to a minimum equivalent to the previous year's base compensation.

Retirement Plan

     Providence Gas presently has in effect non-contributory retirement plans for the benefit of its bargaining unit and non-bargaining unit employees, respectively. The retirement plan for the non-bargaining unit employees (the "Plan") provides for the payment of fixed benefits upon normal retirement at age 65 on the basis of years of service and covered compensation of each employee. Officers are eligible to participate in the Plan, but directors are not eligible unless they are otherwise full-time employees of Providence Gas. Covered compensation includes basic compensation, and does not include overtime, premium pay or
bonuses.   All covered compensation of executive officers for
fiscal year 1995 is included in the Summary Compensation Table set forth above. Annual retirement benefits are equal to two percent of the employee's "average pay" (average of the total annual compensation during the 36 consecutive months in which pay was the highest out of the last 120 months with the company) less one and two-thirds percent of the employee's primary Social Security benefit, multiplied by the employee's years of credited service (not exceeding 30 years), plus one and one-half percent of the employee's "average pay" times the number of the employee's years of credited service in excess of 30 years.

     Examples of maximum annual full retirement benefits payable under the Plan to employees, including officers, are set forth in the table below, and are based on the assumption that an employee shall have retired at the normal retirement age of 65.
                                       Years of Service

 Average Pay    15       20       25         30       35

$  100,000 ..$26,400  $35,200   $44,000   $52,800   $60,300
$  125,000 ..$33,900  $45,200   $56,500   $67,800   $77,175
$  150,000*..$41,400  $55,200   $69,000   $82,800   $94,050
$  175,000 ..$41,400  $55,200   $69,000   $82,800   $94,050
$  200,000 ..$41,400  $55,200   $69,000   $82,800   $94,050
$  225,000 ..$41,400  $55,200   $69,000   $82,800   $94,050
$  250,000 ..$41,400  $55,200   $69,000   $82,800   $94,050
$  300,000 ..$41,400  $55,200   $69,000   $82,800   $94,050
$  350,000 ..$41,400  $55,200   $69,000   $82,800   $94,050

     * The maximum permissible compensation which may be taken into consideration in 1995 in establishing retirement benefits under a qualified plan.

     For the fiscal year ended September 30, 1995, the years of service credited for retirement benefits for the individuals named in the Summary Compensation Table are as follows: James DeMetro - two years; James H. Dodge - four years; Gary S. Gillheeney - 14 years; William D. Mullin - 21 years; and Robert
W. Owens - 16 years.

      In addition to the Plan discussed above, Providence Gas maintains a Supplemental Retirement Plan (the "Supplemental Plan") which, on an unfunded basis, provides for additional retirement benefits for all executive officers, including those named in the Summary Compensation Table. In the case of an officer retiring at age 65, the annual benefits under the Supplemental Plan are equal to 65 percent of one-third of the officer's highest total compensation over any consecutive 36 months during the last 120 months of his or her employment, less
(i) the normal retirement benefits payable to the officer under the Plan described above or under any other retirement plan of any third party and (ii) the officer's annual Social Security benefit. A participant who has reached age 60 with at least 10 years of employment by Providence Gas is eligible for early retirement, in which case, if the officer's early retirement date falls on or after his or her 60th birthday and has attained 25 years of credited service, or has attained age 62, he or she is entitled to receive his or her full unreduced benefit commencing on his or her actual retirement date. If the officer's early retirement date falls prior to his 62nd birthday, he or she is entitled to receive a benefit, which is the actuarial equivalent of the foregoing benefit, commencing on his or her actual retirement date, plus a temporary annuity, commencing on the later of his or her retirement and his or her 60th birthday and payable until his or her 62nd birthday, of an amount equal to his or her Social Security benefit. If a participant becomes disabled and thereafter receives monthly disability payments under the Providence Gas long term disability insurance plan, he or she will receive no retirement benefits until he reaches age 65, at which time benefits will commence to be payable in the same amount as if the participant had retired at age 65.

Voluntary Investment Plan

     Effective October 1, 1991, the Corporation adopted a Voluntary Investment Plan (the "Plan") for the non-bargaining unit employees of the Corporation and its subsidiaries. The Plan was extended to certain bargaining-unit employees effective January 1, 1992. Each employee who has attained age 21 and has earned at least 1,000 hours of service during his or her first 12 months of employment, or during any calendar year thereafter, is eligible to participate in the Plan.

     A participating employee may contribute from one percent to 18 percent of his or her annual compensation to the Plan, up to the $9,240 annual maximum currently permitted by the Internal
Revenue Service.

    The Corporation will contribute $.50 for each $1.00 contributed by a participating employee, up to six percent of the employee's annual compensation. At the option of the employee, the contributions are invested in one or more of a variety of funds, including a fund consisting solely of shares of the Corporation's common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The stockholder listed below was the beneficial owner of more than 5% of the outstanding common stock, $1.00 par value, of the Corporation at the close of business on December 4, 1995.


Name and Address         Amount and Nature         Percent of
of Beneficial Owner      of Beneficial Ownership     Class

J.P. Morgan & Co.        414,320 shares, directly       7.3%
Incorporated             and through subsidiaries
60 Wall Street
New York, New York 10260

                SECURITY OWNERSHIP OF MANAGEMENT

     The following table reflects as of December 4, 1995, the beneficial ownership of shares of common stock of the Corporation (ignoring fractional shares) by directors, nominees for director, and executive officers of the Corporation (all shares being owned directly, except as otherwise noted):

                                    Shares Beneficially Owned*

Name of Individual or                             Shares Subject
Identification of Group             Issued Shares   to Options**

Gilbert R. Bodell, Jr. ..........     1,150 (1)        5,288
James DeMetro ...................     2,067            3,000
James H. Dodge ..................     4,707 (2)       15,000
Gary S. Gillheeney ..............     1,602             none
John H. Howland .................       100            1,565
Douglas H. Johnson ..............        75            1,689
Dorothy G. Kramer ...............     2,490            5,141
William Kreykes .................       200             none
Paul F. Levy ....................       750             none
Romolo A. Marsella ..............     1,338 (3)        1,533
William D. Mullin ...............     6,242            3,000
Robert W. Owens .................     3,295 (4)        5,000
M. Anne Szostak .................       200             none
Kenneth W. Washburn .............       450            5,657
W. Edward Wood ..................       500             none
All Directors, Nominees and Executive
 Officers as a Group ............    28,027 (5)       49,373


     * The beneficial ownership of shares of directors and executive officers of the Corporation (including shares subject to options) in no individual case exceeded one percent of the outstanding common stock of the Corporation. Such ownership represented in the aggregate approximately one percent of the outstanding common stock.

     ** To the extent exercisable within 60 days.

_____________
(1) Includes 848 shares held by Mr. Bodell's wife.
(2) Includes 1,100 shares held by Mr. Dodge's wife.
(3) Includes 619 shares held by Mr. Marsella's wife as custodian for a child and 619 shares held by Mr. Marsella as custodian for a child.
(4) Includes 528 shares held by Mr. Owens' wife as custodian for their children.
(5) Includes 21,790 shares held directly, and 6,237 shares held indirectly.

                      SECTION 16 COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including directors and executive officers of the Corporation, to file reports with the Securities and Exchange Commission reflecting their transactions in shares of the Corporation's common stock.

     Bruce G. Wilde, an executive officer of the Corporation, inadvertently failed to file a Form 4 reflecting the partial liquidation in July 1995 of 100 shares held for his account in the Corporation's Employee Stock Purchase Plan. The sale was reported in his Form 4 filed in September 1995.

     William W. Bennett, who resigned as a director of the Corporation in January 1995, inadvertently failed to file a Form 4 reflecting the sale of 438.0979 shares then held by him individually and as custodian for his children. Mr. Bennett reflected the transactions in his Form 5 filed following the end of the fiscal year.
                 INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen, LLP acted as independent public accountants to audit the books of the Corporation for the fiscal year ended September 30, 1995. It is expected that a representative of Arthur Andersen, LLP will be present at the annual meeting with the opportunity to make a statement, if he or she so desires, and that such representative will be available to respond to appropriate questions. No accountants have yet been selected to audit the books of the Corporation for the fiscal year ending September 30,1996; the Board of Directors is currently reviewing various alternatives in an effort to secure the highest quality auditing services at the most reasonable costs.


                     ADDITIONAL INFORMATION

     The Corporation will provide without charge to each shareholder entitled to vote at the annual meeting, on the written request of any such shareholder, a copy of the Corporation's annual report to the Securities and Exchange Commission on Form 10-K for the year ended September 30, 1995. Requests for copies of such report should be addressed to the Corporation at 100 Weybosset Street, Providence, Rhode Island 02903, Attention: Investor Relations.


                PROPOSALS FOR 1996 ANNUAL MEETING

     If a shareholder intending to present a proposal at the 1997 annual meeting (presently anticipated to be held during the month of January, 1997) wishes to have such proposal included in the Corporation's proxy statement and form of proxy relating to the meeting, the shareholder will be required to submit the proposal to the Corporation not later than August 25, 1996.

                          OTHER MATTERS

     No business other than that set forth in the attached notice of meeting is expected to come before the annual meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Corporation. In the event any of the nominees for the office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies will vote for other persons in their place in which they consider the best interests of the Corporation.

     You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. You may revoke your proxy at any time before it is voted.



  By Order of the Board of Directors






  ALYCIA L. GOODY, Secretary


Dated:  December 20, 1995